FOR IMMEDIATE RELEASE

For More Information Contact:

Guillermo Jofre, Chief Financial Officer
Gonzalo Alende Serra, Investor Relations
IMPSAT Fiber Networks, Inc.
Tel: 54.11.4300.4007 or
54.11.4363.3546
www.impsat.com                                          [IMPSAT LOGO]
or
Joe Mileti / Robin Weinberg
Citigate Dewe Rogerson Inc.
Tel: 212.688.6840


                     IMPSAT FIBER NETWORKS ANNOUNCES RESULTS
                    FOR THE FOURTH QUARTER AND FULL YEAR 1999


1999 YEAR HIGHLIGHTS

-    Total net revenues grew by 9.8% despite a severe regional recession

-    Revenue growth was derived principally from Argentina, Venezuela and Brazil

- Operating costs increased during 1999 principally due to the Company's development and construction of its new Broadband Network in Argentina and Brazil, increased leased capacity and tightening of provisioning policies

(March 1, 2000 - Buenos Aires, Argentina) - IMPSAT Fiber Networks, Inc. ("IMPSAT" or the "Company") (NASDAQ:IMPT), a leading provider of data transmission and private telecommunications network services in Latin America with an increasing emphasis on broadband transmission, today announced its results for the fourth quarter and full year 1999. All figures are in U.S. dollars.

FOURTH QUARTER AND FULL YEAR 1999 RESULTS

Overview

For the fourth quarter of 1999, the Company reported net revenues of $61.3 million, an increase of $3.1 million (or 5.4%), from the same period in 1998. Net revenues for the full year 1999 totaled $228.5 million, an increase of $20.4 million (or 9.8%) from the prior year. Growth in net revenues was achieved despite a significant economic recession throughout Latin America, especially in the countries where most of IMPSAT's operations are currently deployed (Argentina, Colombia, Venezuela). The recession in certain cases accelerated pricing pressures existing in the Company's more mature markets.

EBITDA for the fourth quarter of 1999 totaled $8.8 million compared to $19.6 million for the same period in 1998. For the full year 1999, EBITDA totaled $33.9 million compared to $63.8 million for 1998. The decline in EBITDA resulted from the effect of the regional recession on revenue growth, increasing costs for leased telecommunication links capacity to address higher bandwidth demand, additional operating expenses relating in part to the Company's growth plans, and the tightening of its provisioning policies for doubtful accounts.

For the three-month period ended December 31, 1999, the Company reported a net loss of $30.6 million, an increase of $20.0 million (or 189.3%) compared to the same period in 1998. IMPSAT's net loss for the full year 1999 was $131.5 million, compared to $34.0 million for 1998. In addition to the items described above, the Company's increased loss was due to a change in its depreciation policy and the increase of $10.9 million in net interest expense due to higher average outstanding indebtedness. On a pro forma basis after taking into account the issuance of an aggregate of 14,350,000 shares of common stock in the Company's initial public offering and simultaneous private placement to British Telecommunications plc on February 4, 2000, IMPSAT's loss per share was $0.33 for the quarter of 1999 and $1.44 for the full year 1999, compared to a net loss of $0.12 for the fourth quarter 1998 and $0.37 for the full year 1998.

Commenting on the results, Guillermo Jofre, the Company's Chief Financial Officer said, "We are pleased with the performance of the Company during 1999. We were able to continue the expansion of our business during a period of significant recession throughout the Latin American region. In addition, the progress made in the development of our fiber-optic and wireless Broadband Network reinforces our confidence for the years ahead. The year 2000 began on a very positive note with the successful completion of our initial public offering and the completion of our funding plan for the continued build-out of our pan-Latin American operations."

Revenues

The breakdown of IMPSAT's net revenues by business lines is summarized in the following table:

                                 4Q 1999          4Q 1998           1999           1998
--------------------------------------------------------------------------------------------
  NET REVENUES
--------------------------------------------------------------------------------------------
  NETWORK SERVICES
--------------------------------------------------------------------------------------------
  Terrestrial                       8,886              8,315         33,638         32,861
  Satellite                        33,765             34,935        138,840        129,755
                                   42,651             43,250        172,478        162,616
--------------------------------------------------------------------------------------------
  INTERNET SERVICES
--------------------------------------------------------------------------------------------
  Corporate                         3,622              1,753         10,490          2,760
  Wholesale                         3,388              5,346         16,149         17,826
                                    7,010              7,099         26,639         20,586
--------------------------------------------------------------------------------------------
  OTHER SERVICES                   11,661              7,852         29,334         24,887
--------------------------------------------------------------------------------------------
  TOTAL NET REVENUES               61,322             58,201        228,451        208,089
--------------------------------------------------------------------------------------------

                    (All figures in thousands of US dollars)

The breakdown of IMPSAT's full-year net revenues by business lines in main locations is summarized in the following table:



--------------------------------------------------------------------------------------------------------------------------------
                                                                FULL-YEAR 1999
--------------------------------------------------------------------------------------------------------------------------------
                                                                                            Eliminations and
                         Argentina    Colombia       Venezuela      Brazil       Other         Adjustments         Total
--------------------------------------------------------------------------------------------------------------------------------
  NET REVENUES
--------------------------------------------------------------------------------------------------------------------------------
  NETWORK SERVICES
--------------------------------------------------------------------------------------------------------------------------------
  Terrestrial                 19,036       11,679           1,373          310       1,355                (115)          33,638
  Satellite                   64,511       39,241          18,396        4,226      19,541              (7,075)         138,840
                              83,547       50,920          19,769        4,536      20,896              (7,190)         172,478
--------------------------------------------------------------------------------------------------------------------------------
  INTERNET SERVICES
--------------------------------------------------------------------------------------------------------------------------------
  Corporate                    3,593          862           1,432          808       7,398              (3,603)          10,490
  Wholesale                    5,537        2,017              59          895       7,645                  (4)          16,149
                               9,130        2,879           1,491        1,703      15,043              (3,607)          26,639
--------------------------------------------------------------------------------------------------------------------------------
  OTHER SERVICES              17,532        7,248           1,972        2,329       4,923              (4,670)          29,334
--------------------------------------------------------------------------------------------------------------------------------
  TOTAL NET REVENUES         110,209       61,047          23,232        8,568      40,862             (15,467)         228,451
--------------------------------------------------------------------------------------------------------------------------------

                    (All figures in thousands of US dollars)

Growth in revenues was mainly due to an increase in the number of customers. At year-end, 1999, the Company had 1,745 customers; an increase of 2.2% (from 1,707) from the third quarter of 1999, and of 19.0% (from 1,467) compared to December 31, 1998. Important new clients obtained in 1999 included America Online and GTE in Argentina

Revenue figures for 1999 included $8.6 million from retail internet services in Argentina and Brazil, which were sold to El Sitio, Inc. in the fourth quarter of 1999, and $ 2.0 million in retail internet services in Colombia which will be transferred to El Sitio, Inc. in the first quarter of 2000. The transfer of retail customers to El Sitio, Inc. followed IMPSAT's decision to focus on the corporate and wholesale segments of the internet access market. Following these transactions, IMPSAT entered into contracts with El Sitio in those countries to provide it with telecommunication links to the U.S. Internet Backbone.

The increase in the Company's revenues was derived principally from Argentina, Venezuela and Brazil. Although the Company's business in Argentina was affected by the regional recession, total revenues increased by $9.7 million, or 9.6% from the full year 1998, through an increase in services provided and customers served. 1999 marked the first full year of operations in Brazil. The Company's business in Colombia, its second oldest market, was adversely affected by the severe economic recession experienced during 1999.

Operating Expenses

Salaries and wages in the fourth quarter of 1999 increased by $0.3 million (2.6%) compared to the same quarter of 1998. On a full-year basis, salaries and wages totaled $46.2 million, an increase of $8.0 million, or 20.9%, from 1998. During 1999 the number of employees grew to 1,107, an increase of 78 (or 7.6%) from the headcount at the end of 1998. IMPSAT Brazil increased its number of employees by 60 people, or 50.4%, during 1999 in connection with the Company's development of operations in that country.

Selling, general & administrative expenses (SG&A) totaled $12.9 million for the fourth quarter of 1999, compared to $11.3 million for the same period in 1998. For the full year 1999, SG&A expenses totaled $ 43.4 million compared to $38.7 million in 1998. The increase in SG&A expenses is primarily attributable to legal, tax and other services and to the administrative expenses incurred as a result of the Company's expansion into new locations. During the fourth quarter of 1999, the Company decided to reclassify its provision for doubtful accounts under "Other Operating Expenses".

Leased links capacity costs totaled $44.8 million, an increase of 56.1% compared to 1998, as customers' demand for bandwidth required the Company to lease additional satellite and fiber optic capacity. Leased capacity costs in the fourth quarter of 1999, which totaled $12.0 million, were also substantially higher (59.1%) than in the corresponding period in 1998. The Company expects to continue to incur these costs until it places its Broadband Network into operation, scheduled for the end of 2000.

Other Operating Expenses for the fourth quarter of 1999 were $15.7 million, an increase of $7.6 million (or 93.8%) when compared to the same period of 1998. For the full year of 1999, Other Operating Expenses totaled $ 60.3 million, an increase of 55.6% from the prior year. These Other Operating Expenses consist primarily of contracted maintenance and installation services, selling commissions, and the Company's provision for doubtful accounts. For the full year 1999, provisions for doubtful accounts represented 51.9% of the increase in Other Operating Expenses. At September 30, 1999, the Company changed its provisioning policy to require the provisions of all amounts past due more than 180 days and made reserves of 100% of the Company's outstanding receivables due from IBM de Argentina and ENCOTESA, which were subject to litigation. The increased provision for these two clients totaled approximately $6.2 million. In February, 2000, IMPSAT reached an agreement with IBM de Argentina for the settlement of its receivables due from that company, by which IMPSAT will receive approximately $2.0 million during the first four months of 2000, representing a recovery of 90% of the amount reserved.

Depreciation and Amortization

Depreciation and Amortization expense for the fourth quarter of 1999 totaled $42.0 million, an increase of $31.6 million (or 303.1%) compared to the same period in 1998. For the full year 1999, the Company recorded depreciation and amortization expenses of $130.1 million, an increase of $93.1 million (or 252.1%), compared to the full year 1998. The significant increase in Depreciation and Amortization expense reflects the Company's decision at the end of the third quarter of 1999 to change the depreciable life of some of the Company's customers' premises telecommunication equipment from ten years to five years in light of technological advances.

Interest Expense and Other

For the three and twelve months ended December 31, 1999, net interest expense totaled $13.6 million and $55.6 million, respectively, consisting of interest expense of $16.2 million and interest income of $2.6 million for the three months ended December 31, 1999 and interest expense of $63.2 million and interest income of $7.6 million for the twelve months ended December 31, 1999. Net interest expense for the corresponding quarterly period and full year 1998 was $ 14.5 million and $44.7 million, respectively.

The Company's results were positively affected by an extraordinary gain on the sale of IMPSAT's retail Internet businesses in Argentina and Brazil in the fourth quarter of 1999 to El Sitio, Inc. The Company recorded a gain of $13.7 million on these sales. As part of those transactions, the Company subscribed for convertible preferred stock of El Sitio, Inc. that upon the latter's initial public offering of common stock in December 1999 was automatically converted into 15.4% of El Sitio's outstanding common stock.

OPERATING HIGHLIGHTS

IMPSAT had a total of 452 duct kilometers installed during the fourth quarter of 1999, principally in Argentina. At year-end 1999, the total number of duct kilometers installed was 650. Total fiber route kilometers (including buried and aerial) at December 31, 1999 were 922, all of which were in use.

As of February 15, 2000, total duct kilometers installed were 1,054 and fiber route kilometers had increased to 1,917. The advancement in the deployment of IMPSAT's Broadband Network is described in the following table:

             =================================== ======================================== =====================================
                  AT DECEMBER 31, 1999                    AT FEBRUARY 15, 2000                       TOTAL PROJECT
             =================================== ======================================== =====================================
                  Duct Route     Fiber Route Km.         Duct Route        Fiber route Km.       Duct Route       Fiber route Km.
                    Km.                                     Km.                                      Km.
--------------------------------------------------------------------------------------------------------------------------------
LONG-HAUL
--------------------------------------------------------------------------------------------------------------------------------
Argentina             498                    87                710                   371            1,800                1,800
--------------------------------------------------------------------------------------------------------------------------------
Brazil                  3                     0                 18                     0            1,500                1,500
--------------------------------------------------------------------------------------------------------------------------------
Colombia                0                   698                  0                 1,406                0                2,000
--------------------------------------------------------------------------------------------------------------------------------
Chile                  65                     0                132                     0              332                  332
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                 566                   785                860                 1,777            3,632                5,632
--------------------------------------------------------------------------------------------------------------------------------

             ======================================= ======================================= =====================================
                      AT DECEMBER 31, 1999                   AT FEBRUARY 15, 2000                       TOTAL PROJECT
             ======================================= ======================================= =====================================
METRO-
BACKBONES
--------------------------------------------------------------------------------------------------------------------------------
Argentina                  60                    72                89                    72              150                  180
--------------------------------------------------------------------------------------------------------------------------------
Brazil                     89                    65               105                    68              500                  500
--------------------------------------------------------------------------------------------------------------------------------
Colombia                    0                     0                 0                     0                0                    0
--------------------------------------------------------------------------------------------------------------------------------
Chile                       0                     0                 0                     0                0                    0
--------------------------------------------------------------------------------------------------------------------------------
Total metro
Backbones                 149                   137               194                   140              650                  680
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                     715                   922             1,054                 1,917            4,282                6,312
--------------------------------------------------------------------------------------------------------------------------------

Does not include approximately 220 kilometers of our joint venture with Empresa de Telefonos de Bogota

During the fourth quarter of 1999, IMPSAT established operating subsidiaries in Peru and Chile, further extending the coverage of its Latin American operations.

RECENT EVENTS

On February 4, 2000, the Company successfully completed the initial public offering of its common stock. The Company's shares are quoted on the Nasdaq National Market System. The Company offered 11.5 million common shares at a price of $17 per share. The lead manager was Morgan Stanley Dean Witter and the co-managers were Goldman Sachs and Salomon Smith Barney. In conjunction with the IPO, British Telecom invested $48.5 million in a private placement of 2.85 million shares. Total net proceeds to IMPSAT from the offering and the private placement were approximately $228.8 million, $32.5 million of which were used to redeem preferred stock.

On February 16, 2000, the Company sold $300,000,000 13 3/4% Senior Notes due 2005 pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended.

Proceeds from equity and debt offerings will be used for the Company's planned capital expenditures, including the further build-out of IMPSAT's pan-Latin American Broadband Network.

IMPSAT Fiber Networks, Inc. is a leading provider of Internet and private network integrated data and voice telecommunications services in Latin America. IMPSAT is building an extensive pan-Latin American high capacity Broadband network using advanced technologies, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. IMPSAT provides services to more than 1,700 national and multinational companies, government entities and wholesale services to carriers, ISPs and other service providers throughout the region. The Company currently has operations in Argentina, Colombia, Venezuela, Ecuador, Mexico, Brazil and the United States.

--------------------------------------------------------------------------------

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


Statements made in this press release that state IMPSAT's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting IMPSAT or the SEC.

                               (Tables to Follow)

IMPSAT FIBER NETWORKS
UNAUDITED CONSOLIDATED BALANCE SHEET DATA
(IN THOUSANDS OF U.S. DOLLARS)



                                                       DECEMBER 31,          DECEMBER 31,
                                                          1999                   1998
                                                       -----------          --------------
Cash and cash equivalents                                 97,507                 90,021
Accounts Receivable-net                                   52,176                 46,974
Property Plant and Equipment-net                         382,198                330,726
Total Assets                                             828,332                527,218
Total Debt                                               484,311                419,692
Total Long-term debt -net of current
portion                                                  399,415                379,292
Minority interest                                          4,985                 13,071
Redeemable preferred stock                               149,035                135,018
Shareholders' equity (deficit)                            15,341              (101,519)

IMPSAT FIBER NETWORKS
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(IN THOUSANDS OF U.S. DOLLARS)


----------------------------------------------------------------------------------------------------------------------------------
                                              1Q 1999      2Q 1999        3Q 1999    4Q 1999       4Q 1998       1999       1998
----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES                                  $53,560     $57,658        $55,911    $61,322       $58,201      $228,451   $208,089

OPERATING EXPENSES

   Salaries & Wages                            10,815      11,377         12,030     11,952        11,655        46,174     38,198

   Selling, General & Administrative            9,726       9,996         10,767     12,875        11,303        43,364     38,665

   Leased Links                                 9,717      11,191         11,795     12,047         7,572        44,750     28,660

   Depreciation & Amortization                 10,915      12,414         64,761     41,981        10,409       130,071     36,946

   Other Operating Expenses                    10,758      12,637         21,196     15,687         8,068        60,278     38,750
----------------------------------------------------------------------------------------------------------------------------------

                 TOTAL OPERATING EXPENSES      51,931      57,615        120,549     94,542        49,007       324,637    181,219


EBITDA                                         12,544      12,457            122      8,767        19,603        33,885     63,816

Operating Profit (loss)                         1,629          43       (64,638)   (33,220)         9,194      (96,186)     26,870

   Interest expense -net                     (14,360)    (13,747)       (13,867)   (13,587)      (14,455)      (55,561)   (44,698)


   Net Foreign Exchange (loss) Income         (6,212)     (1,774)        (1,514)      1,458         (138)       (8,042)        675

   Other (loss) income                          (481)        (83)          (151)     16,020           275        15,305        760
----------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE TAXES                          (19,424)    (15,561)       (80,170)   (29,329)       (5,124)     (144,484)   (16,393)


   Taxes                                        2,143       1,874         14,935      1,781       (1,447)        20,733    (3,805)

NET LOSS ATTRIBUTABLE TO COMMON
SHAREHOLDERS                                $(20,497)   $(17,450)      $(63,028)  $(30,568)     $(10,564)    $(131,543)  $(33,987)
----------------------------------------------------------------------------------------------------------------------------------
PRO-FORMA LOSS PER SHARE (IN US$)                                                   $(0.33)       $(0.12)       $(1.44)    $(0.37)